Exhibit 99.1

Cellegy Announces Results of the FDA’s Cardio-Renal Advisory Committee Meeting

Huntingdon Valley, PA - April 26, 2006 - Cellegy Pharmaceuticals, Inc. (OTC BB: CLGY.OB) announced today that The Food and Drug Administration’s Cardio-Renal Advisory Committee met on April 25, 2006 to review the Company’s New Drug Application relating to its Cellegesic™ (0.4% nitroglycerin ointment) product for reduction of pain associated with anal fissures. The Committee voted on three questions in connection with its review:

4.	A majority of the Committee agreed that the quadratic model was the proper analysis for the purpose of decision-making.
5.	A majority of the Committee found that, taking all three studies into consideration, the data is compelling that there is an effect of nitroglycerin ointment on the pain associated with anal fissures.
6.	In its final vote, six members of the Committee voted for “Approval” of Cellegesic and six voted “Approvable pending another study of effectiveness.” There were no votes for “Not Approvable.”

The FDA may take this recommendation of the Advisory Committee under advisement as it deliberates on the review of the NDA. The FDA does not have a time period within which it must complete its review of the NDA. Cellegy filed an NDA for the use of Cellegesic in June 2004. Cellegesic was the subject of an FDA Not Approvable letter in December 2004. Cellegy submitted an amended NDA, containing new analyses, to the FDA in April 2005, resulting in yesterday’s review by the Cardio-Renal Advisory Committee.

“We are very pleased with the positive nature of the Advisory Committee’s recommendation and that the majority of the committee members agreed on the effectiveness of Cellegesic,” said Richard C. Williams, Chairman and Interim Chief Executive Officer. “We hope to hear soon from the FDA regarding the results of its deliberations. There are many people who are suffering from debilitating pain with this condition, and the quicker the action by the FDA, the quicker patient relief could be provided by a product manufactured in accordance with FDA Good Manufacturing Practices standards.”

Conference Call

The company will be hold a conference call today, April 26, 2006, at 12 pm Eastern Daylight Time to discuss the results of the Advisory Committee Meeting. Information on accessing the conference call will be presented in a release later today.

About Cellegy
Cellegy Pharmaceuticals is a specialty biopharmaceutical company that develops and commercializes prescription drugs for the treatment of women’s health care conditions, including sexual dysfunction, HIV prevention; and, gastrointestinal disorders. Savvy® (C31G vaginal gel), a novel microbicide gel product for contraception and the reduction in transmission of HIV in women, is currently undergoing Phase 3 clinical studies in the United States and Africa.

Forward Looking Statements
This press release contains forward-looking statements. Investors are cautioned that these forward-looking statements are subject to numerous risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties relate to, among other factors: the timing and outcome of FDA action following the Advisory Committee’s review and recommendation; completion, timing and outcome of clinical trials, including primarily the Savvy prevention and contraceptive Phase 3 studies; and the need and ability to complete corporate partnerships and additional financings. For more information regarding risk factors, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and other filings with the Securities and Exchange Commission.

Cellegy Pharmaceuticals, Inc.:

Richard C. Williams	Robert J. Caso
Chairman and Interim CEO	Vice President, Finance & CFO
(650) 616-2200	(215) 914-0900 Ext. 603
www.cellegy.com